REVOLVING CREDIT AGREEMENT

Among

SYSTEMAX INC.

and

THE SUBSIDIARIES OF SYSTEMAX INC. NAMED HEREIN,

as Borrowers

and

THE BANKS PARTY HERETO,

and

THE CHASE MANHATTAN BANK,

as Agent,

and

THE BANK OF NEW YORK

as Documentation Agent

Dated as of November 30, 2000

REVOLVING CREDIT AGREEMENT
TABLE OF CONTENTS

Page No.

SECTION 1.	DEFINITIONS	1
SECTION 1.01	Defined Terms	1
SECTION 1.02	Terms Generally	11

SECTION 2.	AMOUNT AND TERMS OF CREDIT	12
SECTION 2.01	Restructuring of Existing Obligations; Revolving Loans; Uncommitted Facility	12
SECTION 2.02	Letters of Credit; Existing Letters of Credit	13
SECTION 2.03	Issuance	15
SECTION 2.04	Nature of Letter of Credit Obligations Absolute	15
SECTION 2.05	Making of Loans	16
SECTION 2.06	Repayment of Loans; Evidence of Debt	17
SECTION 2.07	Interest on Loans	17
SECTION 2.08	Default Interest	18
SECTION 2.09	Alternate Rate of Interest	18
SECTION 2.10	Refinancing of Loans	18
SECTION 2.11	Cash Collateral	19
SECTION 2.12	Optional Prepayment of Loans; Reimbursement of Banks	19
SECTION 2.13	Reserve Requirements; Change in Circumstances	21
SECTION 2.14	Change in Legality	22
SECTION 2.15	Pro Rata Treatment, etc.	23
SECTION 2.16	Taxes	23
SECTION 2.17	Letter of Credit Fees	25
SECTION 2.18	Nature of Letter of Credit Fees	26
SECTION 2.19	Right of Set-Off	26
SECTION 2.20	Security Interest in Letter of Credit Account	26
SECTION 2.21	Payment of Obligations	26

SECTION 3.	REPRESENTATIONS AND WARRANTIES	26
SECTION 3.01	Organization and Authority	27
SECTION 3.02	Due Execution	27
SECTION 3.03	Statements Made	27
SECTION 3.04	Financial Statements	27
SECTION 3.05	Ownership	28
SECTION 3.06	Liens	28
SECTION 3.07	Compliance with Law	28
SECTION 3.08	Insurance	28
SECTION 3.09	Use of Proceeds	29
SECTION 3.10	Litigation	29

SECTION 4.	CONDITIONS OF LENDING	29
SECTION 4.01	Conditions Precedent to Initial Loans and Initial Letters of Credit	29
SECTION 4.02	Conditions Precedent to Each Loan and Each Letter of Credit	30

SECTION 5.	AFFIRMATIVE COVENANTS	31
SECTION 5.01	Financial Statements, Reports, etc.	31
SECTION 5.02	Corporate Existence	33
SECTION 5.03	Insurance	33
SECTION 5.04	Obligations and Taxes	34
SECTION 5.05	Notice of Event of Default, etc.	34
SECTION 5.06	Access to Books and Records	34
SECTION 5.07	Business Plan	34
SECTION 5.08	Appointment of Financial Consultant	34
SECTION 5.09	Best Efforts Regarding Sale/Leaseback Transaction	35
SECTION 5.10	Future Subsidiaries	35

SECTION 6.	NEGATIVE COVENANTS	35
SECTION 6.01	Liens	35
SECTION 6.02	Consolidations, Mergers and Sales of Assets	35
SECTION 6.03	Indebtedness	36
SECTION 6.04	Guarantees and Other Liabilities	36
SECTION 6.05	Dividends; Capital Stock	36
SECTION 6.06	Transactions with Affiliates	36
SECTION 6.07	Investments, Loans and Advances	36
SECTION 6.08	Disposition of Assets	37
SECTION 6.09	Nature of Business	37

SECTION 7.	EVENTS OF DEFAULT	37
SECTION 7.01	Events of Default	37

SECTION 8.	THE AGENT	40
SECTION 8.01	Administration by Agent	40
SECTION 8.02	Payments	40
SECTION 8.03	Sharing of Setoffs	40
SECTION 8.04	Liability of Agent	41
SECTION 8.05	Reimbursement and Indemnification	42
SECTION 8.06	Rights of Agent	42
SECTION 8.07	Independent Banks	42
SECTION 8.08	Notice of Transfer	42
SECTION 8.09	Successor Agent	42

SECTION 9.	MISCELLANEOUS	43
SECTION 9.01	Notices	43
SECTION 9.02	Survival of Agreement, Representations and Warranties, etc.	43
SECTION 9.03	Successors and Assigns	44
SECTION 9.04	Confidentiality	46
SECTION 9.05	Expenses	46
SECTION 9.06	Indemnity	47
SECTION 9.07	CHOICE OF LAW	47
SECTION 9.08	No Waiver	47
SECTION 9.09	Extension of Maturity	47
SECTION 9.10	Amendments, etc.	47
SECTION 9.11	Severability	48
SECTION 9.12	Headings	48
SECTION 9.13	Execution in Counterparts	48
SECTION 9.14	Prior Agreements	48
SECTION 9.15	Further Assurances	48
SECTION 9.16	WAIVER OF JURY TRIAL	48

EXHIBIT A SCHEDULE 3.04 SCHEDULE 3.05 SCHEDULE 3.06 SCHEDULE 3.10 SCHEDULE 5.01 SCHEDULE 5.10 SCHEDULE 6.03	- - - - - - - -	Form of Assignment and Acceptance Financial Statement Exceptions Subsidiaries Liens Litigation Inventory Reporting Subsidiaries Sale/Leaseback Transaction Properties Indebtedness

REVOLVING CREDIT AGREEMENT
Dated as of November 30, 2000

           REVOLVING CREDIT AGREEMENT, dated as of November 30, 2000, among SYSTEMAX INC., a Delaware corporation ("Systemax"), certain of the direct or indirect subsidiaries of Systemax signatory hereto (each, together with Systemax, a Borrower, and collectively, the "Borrowers"), THE CHASE MANHATTAN BANK ("Chase"), THE BANK OF NEW YORK ("BNY"), each of the other financial institutions from time to time party hereto (together with Chase and BNY, the "Banks") and THE CHASE MANHATTAN BANK, as agent (in such capacity, the "Agent") for the Banks.

INTRODUCTORY STATEMENT

           Systemax is obligated (i) to BNY in connection with loans and advances made by BNY to Systemax and certain of the other Borrowers pursuant to that certain Amended and Restated Master Promissory Note, dated April 19, 2000 (the "BNY Note") in an aggregate outstanding principal amount of $22,740,000 as of the Closing Date, and (ii) to Chase in connection with loans and advances made by Chase to Systemax and letters of credit issued by Chase for the account of Systemax pursuant to that certain Master Grid Note, dated June 30, 2000, as the same has been modified, extended or replaced from time to time (the "Chase Note") in an aggregate outstanding principal amount of $23,145,000 as of the Closing Date (the obligations under the BNY Note and Chase Note, hereinafter referred to as the "Existing Obligations").

           The Borrowers desire to restructure the Existing Obligations as revolving loans to be made on an uncommitted basis by the Banks in an amount not to exceed $70,000,000 in the aggregate.

           The proceeds of the Loans will be used for working capital purposes of the Borrowers.

           Accordingly, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

           SECTION 1.01 Defined Terms.

           As used in this Agreement, the following terms shall have the meanings specified below:

           "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

           "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.

           "ACH Obligations" shall mean any obligations incurred from time to time to any Bank in the form of overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with automated clearing house transfers of funds.

           "Adjusted LIBOR Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves. For purposes hereof, the term "LIBOR Rate" shall mean the rate at which dollar deposits approximately equal in principal amount to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

           "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a "Controlled Person") shall be deemed to be "controlled by" another Person (a "Controlling Person") if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise.

           "Agent" shall have the meaning set forth in the Introduction.

           "Agreement" shall mean this Revolving Credit Agreement, as the same may from time to time be further amended, modified or supplemented.

           "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced. "Base CD Rate" shall mean the sum of (a) the quotient of (i) the Three-Month Secondary CD Rate divided by (ii) a percentage expressed as a decimal equal to 100% minus Statutory Reserves and (b) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

           "Amounts" shall have the meaning set forth in Section 2.16(a).

           "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or any successor) of time deposits made in dollars at the Agent's domestic offices.

           "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, substantially in the form of Exhibit A.

           "Bankruptcy Code" shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

           "Banks" shall have the meaning set forth in the Introduction.

           "BNY" shall have the meaning set forth in the Introduction.

           "BNY Note" shall have the meaning set forth in the Introductory Statement.

           "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

           "Borrowers" shall have the meaning set forth in the Introduction.

           "Borrowing" shall mean the incurrence of Loans of a single Type made from all the Banks on a single date and having, in the case of Eurodollar Loans, a single Interest Period (with any ABR Loan made pursuant to Section 2.16 being considered a part of the related Borrowing of Eurodollar Loans).

           "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are required or permitted to close (and, for a Letter of Credit, other than a day on which the Fronting Bank issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

           "Change of Control" shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Systemax or (ii) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Systemax by Persons who were neither (A) nominated by the Board of Directors of Systemax nor (B) appointed by directors so nominated.

           "Chase" shall have the meaning set forth in the Introduction.

           "Chase Note" shall have the meaning set forth in the Introductory Statement.

           "Closing Date" shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the initial Loans set forth in Section 4.01 have been satisfied or waived.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Collateral" shall mean the "Collateral" as defined in the Security Agreement.

           "Dollars" and "$" shall mean lawful money of the United States of America.

           "Eligible Assignee" shall mean (i) a commercial bank having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case acceptable to the Agent, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA; and (iii) any other financial institution satisfactory to the Borrower and the Agent.

           "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

           "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which is a member of a group of which any Borrower is a member and which is under common control within the meaning of Section 414(b) or (c) of the Code and the regulations promulgated and rulings issued thereunder.

           "Eurocurrency Liabilities" shall have the meaning assigned thereto in Regulation D issued by the Board, as in effect from time to time.

           "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

           "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Section 2.

           "Event of Default" shall have the meaning given such term in Section 7.

           "Existing Obligations" shall have the meaning set forth in the Introductory Statement.

           "Financial Officer" shall mean the Chief Financial Officer or Controller (or Person with equivalent authority) of Systemax.

           "Fronting Bank" shall mean Chase (or any of its banking affiliates) or such other Bank (which other Bank shall be reasonably satisfactory to Systemax) as may agree with Chase to act in such capacity.

           "GAAP" shall mean generally accepted accounting principles applied in accordance with Section 1.02.

           "Governmental Authority" shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case whether of the United States or foreign.

           "Indebtedness" shall mean, at any time and with respect to any Person, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities and all obligations of such Person in respect of (x) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and (y) interest rate swap, cap or collar agreements and interest rate future or option contracts; (vii) all Indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss in respect of such Indebtedness, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Indebtedness, and (viii) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

           "Insufficiency" shall mean, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA.

           "Interest Payment Date" shall mean (i) as to any Eurodollar Loan, the last day of each consecutive 30 day period running from the commencement of the applicable Interest Period, and (ii) as to all ABR Loans, the last calendar day of each month and the date on which any ABR Loans are refinanced with Eurodollar Loans pursuant to Section 2.10.

           "Interest Period" shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a refinancing of ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one month thereafter, as Systemax may elect in the related notice delivered pursuant to Sections 2.05(b) or 2.10; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the Termination Date.

           "Investments" shall have the meaning given such term in Section 6.07.

           "Letter of Credit" shall mean any irrevocable letter of credit issued pursuant to Section 2.02, which letter of credit shall be (i) a standby or documentary letter of credit, (ii) issued for purposes that are consistent with the ordinary course of business of any Borrower, or for such other purposes as are reasonably acceptable to the Agent, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Agent and the applicable Fronting Bank.

           "Letter of Credit Account" shall mean the account established by the Borrowers under the sole and exclusive control of the Agent maintained at the office of the Agent at 270 Park Avenue, New York, New York 10017 designated as the "Systemax, Inc. Letter of Credit Account" that shall be used solely for the purposes set forth in Sections 2.02(b) and 2.11.

           "Letter of Credit Fees" shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.17.

           "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate undrawn stated amount of all Letters of Credit then outstanding plus (ii) all amounts theretofore drawn under Letters of Credit and not then reimbursed.

           "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement or any lease in the nature thereof).

           "Loan" shall have the meaning given such term in Section 2.01.

           "Loan Documents" shall mean this Agreement, the Security Agreement, the Letters of Credit and any other instrument or agreement executed and delivered to the Agent or any Bank in connection herewith.

           "Maturity Date" shall mean January 31, 2001.

           "Maximum Revolving Loan Amount" shall have the meaning set forth in Section 2.01(b).

           "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

           "Multiple Employer Plan" shall mean a Single Employer Plan, which (i) is maintained for employees of any Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

           "Net Proceeds" shall mean, in respect of any sale of assets, the cash proceeds of such sale after the payment of or reservation for (x) expenses that are related to the transaction of sale, including, but not limited to, related severance costs, taxes payable, brokerage commissions, professional expenses, other similar costs that are related to the sale, (y) the amount secured by valid and perfected Liens, if any, that are senior to the Liens on such assets held by the Agent on behalf of the Banks and (z) liabilities with respect to indemnification liabilities associated with such asset sale.

           "Obligations" shall mean (a) the due and punctual payment of principal of and interest on the Loans and the reimbursement of all amounts drawn under Letters of Credit, (b) the due and punctual payment of the Letter of Credit Fees, (c) the due and punctual payment of any ACH Obligations and (d) all other present and future, fixed or contingent, monetary obligations of any Borrower to the Banks and the Agent under the Loan Documents.

           "Other Taxes" shall have the meaning given such term in Section 2.16(a).

           "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

           "Pension Plan" shall mean a defined benefit pension or retirement plan which meets and is subject to the requirements of Section 401(a) of the Code.

           "Permitted Investments" shall mean:

           (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

           (b) without limiting the provisions of paragraph (d) below, investments in commercial paper maturing within nine months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least "A-2" or the equivalent thereof from Standard & Poor's Corporation or of at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

           (c) investments in certificates of deposit, banker's acceptances and time deposits (including Eurodollar time deposits) maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of a Bank or the bank with whom any Borrower maintains its cash management system, provided, that if such bank is not a Bank hereunder, such bank shall have entered into an agreement with the Agent pursuant to which such bank shall have waived all rights of setoff (other than for returned items and costs and expenses) and confirmed that such bank does not have, nor shall it claim, a security interest therein or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal banking Subsidiary of a bank holding company having a long-term unsecured debt rating of at least "A-2" or the equivalent thereof from Standard & Poor's Corporation or at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

           (d) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above;

           (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above; and

           (f) investments by any Borrower in the capital stock of any direct or indirect Subsidiary.

           "Permitted Liens" shall mean (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) in existence on the Closing Date or thereafter imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of any of the Borrowers and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to any of the Borrowers; (v) letters of credit or deposits in the ordinary course to secure leases; (vi) Liens existing on any property or asset prior to the acquisition thereof by any Borrower, provided that such Lien was not created or incurred in contemplation of such acquisition; (vii) judgment Liens not constituting an Event of Default pursuant to Section 7.01(i); (viii) Liens arising from precautionary UCC financing statements that are filed with respect to assets leased by any Borrower pursuant to an operating lease; and (ix) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (viii) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

           "Person" shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

           "Plan" shall mean a Single Employer Plan or a Multiemployer Plan.

           "Register" shall have the meaning set forth in Section 9.03(d).

           "Security Agreement" shall mean that certain Security Agreement, dated as of October 16, 2000, among the Borrowers and the Agent, as the same may be amended or modified form time to time.

           "Single Employer Plan" shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of any Borrower or an ERISA Affiliate or (ii) was so maintained and in respect of which any Borrower could have liability under Section 4069 of ERISA in the event such Plan has been or were to be terminated.

           "Statutory Reserves" shall mean on any date the percentage (expressed as a decimal) established by the Board and any other banking authority which is (i) for purposes of the definition of Base CD Rate, the then stated maximum rate of all reserves (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City, for new three month negotiable nonpersonal time deposits in dollars of $100,000 or more or (ii) for purposes of the definition of Adjusted LIBOR Rate, the then stated maximum rate for all reserves (including but not limited to any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D issued by the Board, as in effect from time to time). Such reserve percentages shall include, without limitation, those imposed pursuant to said Regulation. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in such percentage.

           "Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

           "Taxes" shall have the meaning given such term in Section 2.16(a).

           "Termination Date" shall mean the earliest to occur of (i) the Maturity Date and (ii) the acceleration of the Loans in accordance with the terms hereof.

           "Termination Event" shall mean (i) a "reportable event", as such term is described in Section 4043 of ERISA and the regulations issued thereunder (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC under Section 4043 of ERISA or such regulations) or an event described in Section 4068 of ERISA excluding events described in Section 4043(c)(9) of ERISA or 29 CFR §§2615.21 or 2615.23 and excluding events which would not be reasonably likely (as reasonably determined by the Agent) to have a material adverse effect on the financial condition, operations, business, properties or assets of the Borrowers taken as a whole, or (ii) the withdrawal of any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(c) of ERISA, or the incurrence of liability by any Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (iii) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC).

           "Transferee" shall have the meaning given such term in Section 2.16(a).

           "Type" when used in respect of any Loan or Borrowing shall refer to the Rate of interest by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall mean the Adjusted LIBOR Rate and the Alternate Base Rate.

           "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

           SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Section 6, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower's audited financial statements referred to in Section 3.04.

SECTION 2. AMOUNT AND TERMS OF CREDIT

           SECTION 2.01 Restructuring of Existing Obligations; Revolving Loans; Uncommitted Facility.

           (a) Confirmation of Existing Obligations. Each of the Borrowers hereby (i) confirm and agree that Systemax is truly and justly indebted to BNY and Chase in the aggregate amount of the Existing Obligations, together with all accrued and unpaid interest, fees and expenses that are due and owing in respect thereto, (ii) reaffirm and admit the validity and enforceability of this Agreement and the other Loan Documents (including the granting of liens and security interests in the Collateral) and all of their respective obligations thereunder, (iii) agree and admit that they have no defenses to, or offsets or counterclaims against, any of their respective obligations to the Agent or any Bank under the Loan Documents of any kind whatsoever.

           (b) Restructuring of Existing Obligations. On the Closing Date, BNY and Chase agree (i) to restructure the Existing Obligations as revolving loans and (ii) to make revolving credit loans (each a "Loan" and collectively, the "Loans") on an uncommitted basis in an aggregate amount not to exceed $70,000,000 (the "Maximum Revolving Loan Amount"). The principal amount of the Loans to be made by each Bank shall not exceed the amounts set forth opposite its name below:

        Bank                 Principal Portion of Maximum       Percentage
                              Revolving Loan Amount

        Chase                $35,000,000                              50%

        BNY                  $35,000,000                              50%

           Total             $70,000,000                             100%

           The aggregate amount of the Existing Obligations shall be deemed to be the initial principal amount of the Loans outstanding hereunder.

           (c) Pro Rata Borrowings. Each Borrowing shall be made by the Banks pro rata in accordance with their respective percentage of the Maximum Revolving Loan Amount set forth in Section 2.01(b).

           (d) Uncommitted Facility. Notwithstanding anything contained herein to the contrary, the Loans being made by the Banks hereunder, and the issuance of Letters of Credit (i) are being made on an uncommitted basis, (ii) are being made, in each case, in the sole and absolute discretion of each of the Banks and (iii) are payable upon demand.

           SECTION 2.02 Letters of Credit; Existing Letters of Credit.

           (a) Upon the terms and subject to the conditions herein set forth, Systemax may request a Fronting Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and, subject to the terms and conditions contained herein, such Fronting Bank shall issue, for the account of any Borrower one or more Letters of Credit, provided that no Letter of Credit shall be issued if after giving effect to such issuance the aggregate Letter of Credit Outstandings, when added to the aggregate outstanding principal amount of the Loans, would exceed the Maximum Revolving Loan Amount and, provided further that no Letter of Credit shall be issued if the Fronting Bank shall have received notice from the Agent or any Banks that the conditions to such issuance have not been met.

           (b) No Letter of Credit shall expire later than one year from the date of its issuance, provided that if any Letter of Credit shall be outstanding on the Termination Date, the Borrowers shall, at or prior to the Termination Date, except as the Agent may otherwise agree in writing, (i) cause all Letters of Credit which expire after the Termination Date to be returned to the Fronting Bank undrawn and marked "canceled" or (ii) if the Borrowers are unable to do so in whole or in part, either (x) provide a "back-to-back" letter of credit to one or more Fronting Banks in a form satisfactory to such Fronting Bank and the Agent (in their sole discretion), issued by a bank satisfactory to such Fronting Bank and the Agent (in their sole discretion), and in an amount equal to 105% of the then undrawn stated amount of all outstanding Letters of Credit issued by such Fronting Banks (less the amount, if any, then on deposit in the Letter of Credit Account) and/or (y) deposit cash in the Letter of Credit Account in an amount equal to 105% of the then undrawn stated amount of all Letter of Credit Outstandings (less the amount, if any, then on deposit in the Letter of Credit Account) as collateral security for the Borrowers' reimbursement obligations in connection therewith, such cash to be remitted to the Borrowers upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations.

           (c) The Borrowers shall pay to each Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.17 hereof, such fees and charges in connection with the issuance and processing of the Letters of Credit issued by such Fronting Bank as are customarily imposed by such Fronting Bank from time to time in connection with letter of credit transactions.

           (d) Drafts drawn under each Letter of Credit shall be reimbursed by the Borrowers in Dollars not later than 1:00 pm on the first Business Day following notice by the Fronting Bank to Systemax of a drawing and shall bear interest from the date of draw until the first Business Day following such notice at a rate per annum equal to the Alternate Base Rate and thereafter on the reimbursed portion until reimbursed in full at a rate per annum equal to the Alternate Base Rate plus 2% (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days in a leap year). The Borrowers shall effect such reimbursement (x) if such draw occurs prior to the Termination Date, in cash or through a Borrowing without the satisfaction of the conditions precedent set forth in Section 4.02 or (y) if such draw occurs on or after the Termination Date, in cash. Each Bank agrees to make the Loans described in clause (x) of the preceding sentence notwithstanding a failure to satisfy the applicable lending conditions thereto.

           (e) Immediately upon the issuance of any Letter of Credit by any Fronting Bank, such Fronting Bank shall be deemed to have sold to each Bank other than such Fronting Bank and each such other Bank shall be deemed unconditionally and irrevocably to have purchased from such Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's percentage of the Maximum Revolving Loan Amount set forth in Section 2.01(b), in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement with respect thereto. Upon any change in the percentage of the Maximum Revolving Loan Amount set forth in Section 2.01(b) attributable to each Bank pursuant to Section 9.03, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new percentage of the Maximum Revolving Loan Amount attributable to each Bank of the assigning and assignee Banks. Any action taken or omitted by a Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Fronting Bank any resulting liability to any other Bank.

           (f) In the event that a Fronting Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Fronting Bank pursuant to this Section, the Fronting Bank shall promptly notify the Agent, which shall promptly notify each Bank of such failure, and each Bank shall promptly and unconditionally pay to the Agent for the account of the Fronting Bank the amount of such Bank's percentage of the Maximum Revolving Loan Amount as set forth in Section 2.01(b) of such unreimbursed payment in Dollars and in same day funds. If the Fronting Bank so notifies the Agent, and the Agent so notifies the Banks prior to 11:00 a.m. (New York City time) on any Business Day, such Banks shall make available to the Fronting Bank such Bank's percentage of the Maximum Revolving Loan Amount as set forth in Section 2.01(b) of the amount of such payment on such Business Day in same day funds. If and to the extent such Bank shall not have so made its percentage of the Maximum Revolving Loan Amount as set forth in Section 2.01(b) of the amount of such payment available to the Fronting Bank, such Bank agrees to pay to such Fronting Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of such Fronting Bank at the Federal Funds Effective Rate. The failure of any Bank to make available to the Fronting Bank its percentage of the Maximum Revolving Loan Amount as set forth in Section 2.01(b) of any payment under any Letter of Credit shall not relieve any other Bank of its obligation hereunder to make available to the Fronting Bank its percentage of the Maximum Revolving Loan Amount set forth in Section 2.01(b) of any payment under any Letter of Credit on the date required, as specified above, but no Bank shall be responsible for the failure of any other Bank to make available to such Fronting Bank such other Bank's percentage of the Maximum Revolving Loan Amount as set forth in Section 2.01(b) of any such payment. Whenever a Fronting Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Banks pursuant to this paragraph, such Fronting Bank shall pay to each Bank which has paid its percentage of the Maximum Revolving Loan Amount as set forth in Section 2.01(b) thereof, in Dollars and in same day funds, an amount equal to such Bank's percentage of the Maximum Revolving Loan Amount as set forth in Section 2.01(b) thereof.

           (g) Each letter of credit issued by Chase prior to the Closing Date shall be deemed, for all purposes, to be a "Letter of Credit" issued under and pursuant to this Agreement.

           SECTION 2.03 Issuance. Whenever Systemax desires a Fronting Bank to issue a Letter of Credit, it shall give to such Fronting Bank and the Agent prior written (including telegraphic, telex, facsimile or cable communication) notice reasonably in advance of the requested date of issuance specifying the date on which the proposed Letter of Credit is to be issued (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit and the name and address of the beneficiary thereof.

           SECTION 2.04 Nature of Letter of Credit Obligations Absolute. The obligations of the Borrowers to reimburse the Banks for drawings made under any Letter of Credit shall be joint, several, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrowers shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrowers might have or might acquire as a result of the payment by the Fronting Bank of any draft or the reimbursement by the Borrowers thereof): (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary of any Letter of Credit or against any of the Banks, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by a Fronting Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (vi) the fact that any Event of Default shall have occurred and be continuing, provided that the foregoing shall not be construed to excuse the Fronting Bank from liability to the Borrowers to the extent that any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Fronting Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Fronting Bank (as finally determined by a court of competent jurisdiction), the Fronting Bank shall be deemed to have exercised care in each such determination.

           SECTION 2.05 Making of Loans.

           (a) Except as contemplated by Section 2.09, Loans shall be either ABR Loans or Eurodollar Loans as Systemax may request subject to and in accordance with this Section, provided that all Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Bank may fulfill its portion of Maximum Revolving Loan Amount with respect to any Eurodollar Loan or ABR Loan by causing any lending office of such Bank to make such Loan; provided that any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Each Bank shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrowers pursuant to Section 2.13. Subject to the other provisions of this Section and the provisions of Section 2.10, Borrowings of Loans of more than one Type may be incurred at the same time, provided that no more than eight (8) Borrowings of Eurodollar Loans may be outstanding at any time.

           (b) Systemax shall give the Agent prior notice of each Borrowing hereunder of at least three Business Days for Eurodollar Loans and two Business Days for ABR Loans (subject, in the case of ABR Loans, to the last sentence of this Section); such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall not be less than $500,000 (and integral multiples of $100,000) in the case of Eurodollar Loans and $500,000 (and integral multiples of $100,000) in the case of ABR Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice, to be effective, must be received by the Agent not later than 1:00 p.m., New York City time, on the third Business Day in the case of Eurodollar Loans and 12:00 noon, New York City time on the second Business Day in the case of ABR Loans, preceding the date on which such Borrowing is to be made except as provided in the last sentence of this Section 2.05(b). Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of ABR Loans or Eurodollar Loans. If no election is made as to the Type of Loan, such notice shall be deemed a request for Borrowing of ABR Loans. The Agent shall promptly notify each Bank of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing or Loans being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Bank may, in the exercise of its sole discretion, make its share of the Borrowing available at the office of the Agent at 270 Park Avenue, New York, New York 10017, no later than 12:00 noon, New York City time, in immediately available funds. Upon receipt of the funds made available by the Banks to fund any borrowing hereunder, the Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Borrower and shall use reasonable efforts to make the funds so received from the Banks available to the Borrower no later than 2:00 p.m. New York City time (other than as provided in the following sentence). With respect to ABR Loans of $10,000,000 or less, the Banks shall make such Borrowings available to Systemax by 4:00 p.m., New York City time, on the same Business Day that Systemax gives notice to the Agent of such Borrowing by 1:00 p.m., New York City time.

           SECTION 2.06 Repayment of Loans; Evidence of Debt.

           (a) Each Borrower hereby unconditionally promises to pay to the Agent for the account of each Bank the then unpaid principal amount of each Loan on the Termination Date. The Obligations of the Borrowers hereunder shall be joint and several.

           (b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

           (c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Banks and each Bank's share thereof.

           (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

           (e) Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Bank a promissory note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) in a form furnished by the Agent and reasonably acceptable to the Borrowers. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.03) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

           SECTION 2.07 Interest on Loans.

           (a) Subject to the provisions of Section 2.08, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate.

           (b) Subject to the provisions of Section 2.08, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBOR Rate for such Interest Period in effect for such Borrowing plus 1-1/2%.

           (c) Accrued interest on all Loans shall be payable monthly in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and (with respect to Eurodollar Loans) upon any repayment or prepayment thereof (on the amount prepaid).

           SECTION 2.08 Default Interest. If the Borrowers shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.02(d) of any draft drawn under a Letter of Credit), whether at stated maturity, by acceleration or otherwise, the Borrowers shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or when the Alternate Base Rate is applicable and is based on the Prime Rate, a year with 365 days or 366 days in a leap year) equal to (x) in the case of Borrowings consisting of Eurodollar Loans, the Adjusted LIBOR Rate in effect for such Borrowing plus 3-1/2% and (y) in the case of all other amounts, the Alternate Base Rate plus 2%.

           SECTION 2.09 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate, the Agent shall, as soon as practicable thereafter, give written or telegraphic notice of such determination to Systemax and the Banks, and any request by Systemax for a Borrowing of Eurodollar Loans (including pursuant to a refinancing with Eurodollar Loans) pursuant to Section 2.05 or 2.10 shall be deemed a request for a Borrowing of ABR Loans. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Borrowing of Eurodollar Loans shall be deemed to be a request for a Borrowing of ABR Loans.

           SECTION 2.10 Refinancing of Loans. Systemax shall have the right, at any time, on three Business Days' prior irrevocable notice to the Agent (which notice, to be effective, must be received by the Agent not later than 1:00 p.m., New York City time, on the third Business Day preceding the date of any refinancing), (x) to refinance (without the satisfaction of the conditions set forth in Section 4 as a condition to such refinancing) any outstanding Borrowing or Borrowings of Loans of one Type (or a portion thereof) with a Borrowing of Loans of the other Type or (y) to continue an outstanding Borrowing of Eurodollar Loans for an additional Interest Period, subject to the following:

           (a) as a condition to the refinancing of ABR Loans with Eurodollar Loans and to the continuation of Eurodollar Loans for an additional Interest Period, no Event of Default shall have occurred and be continuing at the time of such refinancing;

           (b) if less than a full Borrowing of Loans shall be refinanced, such refinancing shall be made pro rata among the Banks in accordance with the respective principal amounts of the Loans comprising such Borrowing held by the Banks immediately prior to such refinancing;

           (c) the aggregate principal amount of Loans being refinanced shall be at least $500,000, provided that no partial refinancing of a Borrowing of Eurodollar Loans shall result in the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $500,000 in aggregate principal amount;

           (d) each Bank shall effect each refinancing by applying the proceeds of its new Eurodollar Loan or ABR Loan, as the case may be, to its Loan being refinanced;

           (e) the Interest Period with respect to a Borrowing of Eurodollar Loans effected by a refinancing or in respect to the Borrowing of Eurodollar Loans being continued as Eurodollar Loans shall commence on the date of refinancing or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

           (f) a Borrowing of Eurodollar Loans may be refinanced only on the last day of an Interest Period applicable thereto.

In the event that Systemax shall not give notice to refinance any Borrowing of Eurodollar Loans, or to continue such Borrowing as Eurodollar Loans, or shall not be entitled to refinance or continue such Borrowing as Eurodollar Loans, in each case as provided above, such Borrowing shall automatically be refinanced with a Borrowing of ABR Loans at the expiration of the then-current Interest Period. The Agent shall, after it receives notice from Systemax, promptly give each Bank notice of any refinancing, in whole or part, of any Loan made by such Bank.

           SECTION 2.11 Cash Collateral. Upon the Termination Date, the Borrowers shall pay the Loans in full and, except as the Agent may otherwise agree in writing, if any Letter of Credit remains outstanding, deposit into the Letter of Credit Account an amount equal to 105% of the amount by which the sum of the aggregate Letter of Credit Outstandings exceeds the amount of cash held in the Letter of Credit Account, such cash to be remitted to the Borrowers upon the expiration, cancellation, satisfaction or other termination of such reimbursement obligations, or otherwise comply with Section 2.02(b).

           SECTION 2.12 Optional Prepayment of Loans; Reimbursement of Banks.

           (a) The Borrowers shall have the right at any time and from time to time to prepay any Loans, in whole or in part, (x) with respect to Eurodollar Loans, upon at least three Business Days' prior written, telex or facsimile notice to the Agent and (y) with respect to ABR Loans on the same Business Day if written, telex or facsimile notice is received by the Agent prior to 12:00 noon, New York City time, and thereafter upon at least one Business Day's prior written, telex or facsimile notice to the Agent; provided, however, that (i) each such partial prepayment shall be in multiples of $500,000, (ii) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.12(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in clause (i) of the first sentence of Section 2.12(b), and (iii) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $500,000. Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount and on the date stated therein. The Agent shall, promptly after receiving notice from Systemax hereunder, notify each Bank of the principal amount of the Loans held by such Bank which are to be prepaid, the prepayment date and the manner of application of the prepayment.

           (b) The Borrowers shall reimburse each Bank on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, refinancing with ABR Loans) of any Eurodollar Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan (including, without limitation, any such prepayment in connection with the syndication of the credit facility evidenced by this Agreement) or (ii) in the event that after Systemax delivers a notice of borrowing under Section 2.05 in respect of Eurodollar Loans, such Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Bank of its obligations hereunder. Such loss shall be the amount as reasonably determined by such Bank as the excess, if any, of (A) the amount of interest which would have accrued to such Bank on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBOR Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with ABR Loans other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Each Bank shall deliver to Systemax from time to time one or more certificates setting forth the amount of such loss as determined by such Bank.

           (c) In the event the Borrowers fail to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.12(a), the Borrowers on demand by any Bank shall pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any loss incurred by such Bank as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Bank to fulfill deposit obligations incurred in anticipation of such prepayment, but without duplication of any amounts paid under Section 2.12(b). Each Bank shall deliver to Systemax from time to time one or more certificates setting forth the amount of such loss as determined by such Bank.

           (d) Any partial prepayment of the Loans by the Borrowers pursuant to Section 2.12 shall be applied as specified by Systemax or, in the absence of such specification, as determined by the Agent (upon instructions from the Banks).

           SECTION 2.13 Reserve Requirements; Change in Circumstances.

           (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan made by such Bank or any fees or other amounts payable hereunder (other than changes in respect of Taxes, Other Taxes and taxes imposed on, or measured by, the net income or overall gross receipts or franchise taxes of such Bank by the national jurisdiction in which such Bank has its principal office or in which the applicable lending office for such Eurodollar Loan is located or by any political subdivision or taxing authority therein, or by any other jurisdiction or by any political subdivision or taxing authority therein other than a jurisdiction in which such Bank would not be subject to tax but for the execution and performance of this Agreement), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Bank (except any such reserve requirement which is reflected in the Adjusted LIBOR Rate) or shall impose on such Bank or the London interbank market any other condition affecting this Agreement or the Eurodollar Loans made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Bank to be material, then the Borrowers will pay to such Bank in accordance with paragraph (c) below such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

           (b) If any Bank shall have determined that the adoption or effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) or any Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of this Agreement, the Loans made by such Bank pursuant hereto, such Bank's percentage of the Maximum Revolving Loan Amount as set forth in Section 2.01(b) hereunder or the issuance of, or participation in, any Letter of Credit by such Bank to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into account Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material (except to the extent that such amount is reflected in the Adjusted LIBOR Rate), then from time to time the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered.

           (c) A certificate in reasonable detail of each Bank setting forth such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to Systemax and shall be conclusive absent manifest error. The Borrowers shall pay each Bank the amount shown as due on any such certificate delivered to it within 10 days after its receipt of the same. Any Bank receiving any such payment shall promptly make a refund thereof to the Borrowers if the law, regulation, guideline or change in circumstances giving rise to such payment is subsequently deemed or held to be invalid or inapplicable.

           (d) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to such period or any other period, provided that the Borrowers shall not be required to compensate a Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Bank notifies Systemax of the circumstance giving rise to such increased costs or reductions and of such Bank's intention to claim compensation therefor. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

           SECTION 2.14 Change in Legality.

           (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change after the date of this Agreement in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Bank to make or maintain a Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan or (y) at any time any Bank determines that the making or continuance of any of its Eurodollar Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Bank in such market, then, by written notice to Systemax, such Bank may (i) declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon any request by Systemax for a Eurodollar Borrowing shall, as to such Bank only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Bank shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Bank or the converted Eurodollar Loans of such Bank shall instead be applied to repay the ABR Loans made by such Bank in lieu of, or resulting from the conversion of, such Eurodollar Loans.

           (b) For purposes of this Section 2.14, a notice to Systemax by any Bank pursuant to paragraph (a) above shall be effective, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then-current Interest Period, otherwise, such notice shall be effective on the date of receipt by Systemax.

           SECTION 2.15 Pro Rata Treatment, etc. All payments and repayments of principal and interest in respect of the Loans (except as provided in Sections 2.13 and 2.14) shall be made pro rata among the Banks in accordance with the then outstanding principal amount of the Loans and/or participations in Letter of Credit Outstandings and all outstanding undrawn Letters of Credit (and the unreimbursed amount of drawn Letters of Credit) hereunder and all payments of Letter of Credit Fees (other than those payable to a Fronting Bank) shall be made pro rata among the Banks in accordance with their respective percentage of the Maximum Revolving Loan Amount as set forth in Section 2.01(b). All payments by the Borrowers hereunder shall be (i) net of any tax applicable to the Borrowers and (ii) made in Dollars in immediately available funds at the office of the Agent by 12:00 noon, New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full or converted to a Loan of a different Type.

           SECTION 2.16 Taxes.

           (a) Any and all payments by the Borrowers hereunder shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on or measured by the net income or overall gross receipts of the Agent or any Bank (or any transferee or assignee thereof, including a participation holder (any such entity being called a "Transferee")) and franchise taxes imposed on the Agent or any Bank (or Transferee) by the United States or any jurisdiction under the laws of which the Agent or any such Bank (or Transferee) is organized or in which the applicable lending office of any such Bank (or Transferee) is located or any political subdivision thereof or by any other jurisdiction or by any political subdivision or taxing authority therein other than a jurisdiction in which the Agent or such Bank (or Transferee) would not be subject to tax but for the execution and performance of this Agreement and (ii) taxes, levies, imposts, deductions, charges or withholdings ("Amounts") with respect to payments hereunder to a Bank (or Transferee) in accordance with laws in effect on the later of the date of this Agreement and the date such Bank (or Transferee) becomes a Bank (or Transferee, as the case may be), but not excluding, with respect to such Bank (or Transferee), any increase in such Amounts solely as a result of any change in such laws occurring after such later date or any Amounts that would not have been imposed but for actions (other than actions contemplated by this Agreement) taken by the Borrowers after such later date (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Banks (or any Transferee) or the Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank (or Transferee) or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

           (b) In addition, the Borrowers agree to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges, assessments or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

           (c) The Borrowers will indemnify each Bank (or Transferee) and the Agent for the full amount of Taxes and Other Taxes paid by such Bank (or Transferee) or the Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Bank (or Transferee) or the Agent, as the case may be, makes written demand therefor. If a Bank (or Transferee) or the Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers pursuant to this Section, it shall promptly notify Systemax of the availability of such refund and shall, within 30 days after receipt of a request by Systemax, apply for such refund at the Borrowers' expense. If any Bank (or Transferee) or the Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers pursuant to this Section, it shall promptly notify Systemax of such refund and shall, within 30 days after receipt of a request by Systemax (or promptly upon receipt, if Systemax has requested application for such refund pursuant hereto), repay such refund to Systemax (to the extent of amounts that have been paid by the Borrowers under this Section with respect to such refund plus interest that is received by the Bank (or Transferee) or the Agent as part of the refund), net of all out-of-pocket expenses of such Bank (or Transferee) or the Agent and without additional interest thereon; provided that Systemax, upon the request of such Bank (or Transferee) or the Agent, agrees to return such refund (plus penalties, interest or other charges) to such Bank (or Transferee) or the Agent in the event such Bank (or Transferee) or the Agent is required to repay such refund. Nothing contained in this subsection (c) shall require any Bank (or Transferee) or the Agent to make available any of its tax returns (or any other information relating to its taxes that it deems to be confidential).

           (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrowers in respect of any payment to any Bank (or Transferee) or the Agent, the Borrowers will furnish to the Agent, at its address referred to on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof.

           (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive the payment in full of the principal of and interest on all Loans made hereunder.

           (f) Each Bank (or Transferee) that is organized under the laws of a jurisdiction outside the United States shall, on or before it becomes a party to this Agreement, deliver to the Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including (A) Internal Revenue Service Form W-8 (or any subsequent versions thereof or successors, including Forms 8-BEN and 8-ECI) or W-9 and (B) Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or successors thereto, properly completed and duly executed by such Bank (or Transferee) establishing that such payment is (i) not subject to United States Federal withholding tax under the Code because such payment is effectively connected with the conduct by such Bank (or Transferee) of a trade or business in the United States or (ii) totally exempt from United States Federal withholding tax or subject to a reduced rate of such tax under a provision of an applicable tax treaty. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that such payments hereunder are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate.

           (g) The Borrower shall not be required to pay any additional amounts to any Bank (or Transferee) in respect of United States Federal withholding tax pursuant to subsection (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank (or Transferee) to comply with the provisions of subsection (f) above.

           (h) Any Bank (or Transferee) claiming any additional amounts payable pursuant to this Section 2.16 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole reasonable determination of such Bank (or Transferee), be otherwise materially disadvantageous to such Bank (or Transferee).

           SECTION 2.17 Letter of Credit Fees. The Borrowers shall pay with respect to each Letter of Credit (i) to the Agent on behalf of the Banks a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of (x) two (2%) per annum on the daily average Letter of Credit Outstandings and (ii) to the Fronting Bank such Fronting Bank's customary fees for issuance, amendments and processing referred to in Section 2.02(c). In addition, the Borrowers agree to pay each Fronting Bank for its account a fronting fee of one quarter of one percent (1/4%) per annum in respect of each Letter of Credit issued by such Fronting Bank, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, computed at a rate, and payable at times, to be determined by such Fronting Bank, Systemax and the Agent. Accrued fees described in clause (i) of the first sentence of this paragraph in respect of each Letter of Credit shall be due and payable monthly in arrears on the last calendar day of each month and on the Termination Date. Accrued fees described in clause (ii) of the first sentence of this paragraph in respect of each Letter of Credit shall be payable at times to be determined by the Fronting Bank, Systemax and the Agent.

           SECTION 2.18 Nature of Letter of Credit Fees. All Letter of Credit Fees shall be paid on the dates due, in immediately available funds, to the Agent for the respective accounts of the Agent and the Banks, as provided herein. Once paid, none of the Letter of Credit Fees shall be refundable under any circumstances.

           SECTION 2.19 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Agent and each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent and each such Bank to or for the credit or the account of any of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under the Loan Documents, irrespective of whether or not such Bank shall have made any demand under any Loan Document and although such obligations may not have been accelerated. Each Bank and the Agent agrees promptly to notify Systemax after any such set-off and application made by such Bank or by the Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank and the Agent under this Section are in addition to other rights and remedies which such Bank and the Agent may have upon the occurrence and during the continuance of any Event of Default.

           SECTION 2.20 Security Interest in Letter of Credit Account. The Borrowers hereby assign and pledge to the Agent, for its benefit and for the ratable benefit of the Banks, and hereby grant to the Agent, for its benefit and for the ratable benefit of the Banks, a first priority security interest, senior to all other Liens, if any, in all of the Borrowers' right, title and interest in and to the Letter of Credit Account and any direct investment of the funds contained therein. Cash held in the Letter of Credit Account shall not be available for use by the Borrowers and shall be released to the Borrowers as described in clause (ii)(y) of Section 2.02(b).

           SECTION 2.21 Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrowers, the Banks shall be entitled to immediate payment of such Obligations. The Obligations of the Borrowers hereunder shall be joint and several.

SECTION 3. REPRESENTATIONS AND WARRANTIES

           In order to induce the Banks to make Loans and issue and/or participate in Letters of Credit hereunder, each of the Borrowers jointly and severally represent and warrant as follows:

           SECTION 3.01 Organization and Authority. Each of the Borrowers (i) is a corporation duly organized and validly existing under the laws of the State of its incorporation and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrowers taken as a whole; (ii) has the requisite corporate power and authority to effect the transactions contemplated hereby, and by the other Loan Documents to which it is a party, and (iii) has all requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, and to conduct its business as now or currently proposed to be conducted.

           SECTION 3.02 Due Execution. The execution, delivery and performance by each of the Borrowers of each of the Loan Documents to which it is a party (i) are within the respective corporate powers of each of the Borrowers, have been duly authorized by all necessary corporate action including the consent of shareholders where required, and do not (A) contravene the charter or by-laws of any of the Borrowers, (B) violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), or any order or decree of any court or Governmental Authority, (C) conflict with or result in a breach of, or constitute a default, in each case in any material respect, under, any indenture, mortgage or deed of trust or any lease, agreement or other instrument binding on any of the Borrowers or any of their properties, or (D) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrowers other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority except to the extent such consent, authorization or approval has been obtained. This Agreement has been duly executed and delivered by each of the Borrowers. This Agreement is, and each of the other Loan Documents to which each Borrower is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of such Borrower, as the case may be, enforceable against such Borrower, as the case may be, in accordance with its terms.

           SECTION 3.03 Statements Made. The information that has been delivered in writing by the Borrowers to the Agent in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute projections), taken as a whole and in light of the circumstances in which made, contains no untrue statement of a material fact and does not omit to state a material fact necessary to make such statements not misleading; and, to the extent that any such information constitutes projections, such projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by the Borrowers to be reasonable at the time such projections were furnished.

           SECTION 3.04 Financial Statements. Systemax has furnished the Banks with copies of the audited consolidated financial statement and schedules of Systemax for the fiscal year ended December 31, 1999. Such financial statements present fairly the financial condition and results of operations of Systemax on a consolidated basis as of such date and for such period; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of Systemax on a consolidated basis as of the dates thereof required to be disclosed by GAAP and such financial statements were prepared in a manner consistent with GAAP. Except as provided in Schedule 3.04, no material adverse change in the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrowers, taken as a whole, has occurred from that set forth in the Borrower's consolidated financial statements for the fiscal year ended December 31, 1999.

           SECTION 3.05 Ownership. Other than as set forth on Schedule 3.05 as of the Closing Date, (i) each of the Persons listed on Schedule 3.05 is a wholly-owned, direct or indirect Subsidiary of Systemax, and (ii) Systemax owns no other Subsidiaries, whether directly or indirectly.

           SECTION 3.06 Liens.There are no Liens of any nature whatsoever on any assets of the Borrowers other than: (i) Permitted Liens; (ii) Liens existing on the Closing Date and listed on Schedule 3.06; and (iii) Liens in favor of the Agent and the Banks. None of the Borrowers are parties to any contract, agreement, lease or instrument the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of the Borrowers or otherwise result in a violation of this Agreement other than the Liens granted to the Agent and the Banks as provided for in this Agreement or as otherwise permitted by this Section 3.06.

           SECTION 3.07 Compliance with Law.

           (a) Except for matters which in the aggregate would have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrowers, taken as a whole, (i) the operations of the Borrowers comply in all material respects with all applicable environmental, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.); (ii) to the Borrowers' knowledge, none of the operations of the Borrowers is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure by the Borrowers is needed to respond to a release of any Hazardous Waste or Hazardous Substance (as such terms are defined in any applicable state or Federal environmental law or regulations) into the environment; and (iii) to the Borrowers' knowledge, the Borrowers do not have any material contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

           (b) No Borrower is, to the best of its knowledge, in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority the violation of which, or a default with respect to which, would have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrowers taken as a whole.

           SECTION 3.08 Insurance. All policies of insurance of any kind or nature owned by or issued to the Borrowers, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of the size and character of the Borrowers.

           SECTION 3.09 Use of Proceeds. The proceeds of the Loans shall be used for working capital purposes of the Borrowers.

           SECTION 3.10 Litigation. Other than as set forth on Schedule 3.10, there are no suits or proceedings pending or, to the knowledge of the Borrowers, threatened against or affecting any of the Borrowers or any of their respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is reasonably likely to be determined adversely to the Borrowers and, if so determined adversely to the Borrowers, would have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrowers, taken as a whole.

           SECTION 4. CONDITIONS OF LENDING

           SECTION 4.01 Conditions Precedent to Initial Loans and Initial Letters of Credit. The obligation of the Banks to make the initial Loans or the Fronting Bank to issue the initial Letter of Credit, whichever may occur first, is subject to the following conditions precedent:

           (a) Supporting Documents. The Banks shall have received for each of the Borrowers:

(i) a copy of such entity's certificate of incorporation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation;

(ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of taxes by that entity and as to the charter documents on file in the office of such Secretary of State; and

(iii) a certificate of the Secretary or an Assistant Secretary of that entity dated the date of the initial Loans or the initial Letter of Credit hereunder, whichever first occurs, and certifying (A) that attached thereto is a true and complete copy of the by-laws of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of that entity authorizing the Borrowings and Letter of Credit extensions hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby, (C) that the certificate of incorporation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)).

           (b) Amendment to Security Agreement. The Borrowers shall have duly executed and delivered to the Agent an amendment to the Security Agreement.

           (c) Opinion of Counsel. The Agent and the Banks shall have received the favorable written opinion of counsel to the Borrowers reasonably acceptable to the Agent, dated the date of the initial Loans or the issuance of the initial Letter of Credit, whichever first occurs, in form and substance satisfactory to the Banks.

           (d) Payment of Fees. The Borrowers shall have paid to the Agent the then unpaid balance of all accrued and unpaid fees and expenses due under and pursuant to this Agreement.

           (e) Corporate and Judicial Proceedings. All corporate and judicial proceedings and all instruments and agreements in connection with the transactions among the Borrowers, the Agent and the Banks contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Banks, and the Banks shall have received all information and copies of all documents and papers, including records of corporate and judicial proceedings, which the Banks may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, governmental or judicial authorities.

           (f) Information. The Banks shall have received such information (financial or otherwise) as may be reasonably requested by the Banks.

           (g) Compliance with Laws. The Borrowers shall have granted the Banks access to and the right to inspect all reports, audits and other internal information of the Borrowers relating to environmental matters, and any third party verification of certain matters relating to compliance with environmental laws and regulations requested by the Banks, and the Banks shall be reasonably satisfied (x) that the Borrowers are in compliance in all material respects with all applicable environmental laws and regulations and (y) that the Borrowers have made adequate provision for the costs of maintaining such compliance.

           (h) Closing Documents. The Banks shall have received all documents required by Section 4.01 reasonably satisfactory in form and substance to the Agent.

           SECTION 4.02 Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Banks to make each Loan and of the Fronting Bank to issue each Letter of Credit, including the initial Loan and the initial Letter of Credit, is subject to the following conditions precedent:

           (a) Notice. The Agent shall have received a notice with respect to such borrowing or issuance, as the case may be, as required by Section 2.

           (b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date.

           (c) No Default. On the date of each Borrowing hereunder or the issuance of each Letter of Credit, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

          The request by Systemax for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section have been satisfied or waived at that time.

SECTION 5. AFFIRMATIVE COVENANTS

           From the date hereof and for so long as any Loan shall be outstanding or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.02(b)), or any amount shall remain outstanding or unpaid under this Agreement, each Borrower agrees that, unless the Banks shall otherwise consent in writing, each Borrower will:

           SECTION 5.01 Financial Statements, Reports, etc. Deliver to the Agent and each of the Banks:

           (a) within 95 days after the end of each fiscal year, Systemax's consolidated balance sheet and related statement of income and cash flows, showing the financial condition of Systemax on a consolidated basis as of the close of such fiscal year and the results of Systemax's consolidated operations during such year, the consolidated statement of Systemax to be audited for Systemax by Deloitte & Touche or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect other than with respect to the Cases or a going concern qualification) and to be certified by a Financial Officer of Systemax to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Systemax and its Subsidiaries on a consolidated basis in accordance with GAAP;

           (b) within 50 days after the end of each of the first three fiscal quarters, Systemax's consolidated balance sheets and related statements of income and cash flows, showing the financial condition of Systemax and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Financial Officer as fairly presenting the financial condition and results of operations of Systemax and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

           (c) (i) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of a Financial Officer certifying such statements certifying that no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred, or, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) concurrently with any delivery of financial statements under (a) above, a certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under (a) above certifying that, in the course of the regular audit of the business of Systemax and its Subsidiaries, such accountants have obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accountants, an Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;

           (d) as soon as available, but no more than 45 days after the end of each month, the unaudited monthly cash flow reports of the Borrowers on a consolidated basis and as of the close of such fiscal month and the results of their operations during such month and the then elapsed portion of the fiscal quarter;

           (e) as soon as available, but no more than 30 days after the end of each month for the immediately preceding month, a monthly sales report by division, an accounts receivable and accounts payable aging schedule and a schedule of inventory with respect to the companies set forth on Schedule 5.01, each in form and substance reasonably satisfactory to the Banks;

           (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be;

           (g) as soon as available and in any event (A) within 30 days after any Borrower or any of their ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Single Employer Plan of the Borrower or such ERISA Affiliate has occurred and (B) within 10 days after any Borrower or any of their ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any such Plan has occurred, a statement of a Financial Officer of such Borrower describing such Termination Event and the action, if any, which such Borrower or such ERISA Affiliate proposes to take with respect thereto;

           (h) promptly and in any event within 10 days after receipt thereof by any Borrower or any of their ERISA Affiliates from the PBGC copies of each notice received by such Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any Single Employer Plan of such Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

           (i) if requested by the Agent, promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan of the Borrower or any of its ERISA Affiliates;

           (j) within 10 days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of any Borrower or any of their ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed and a statement of a Financial Officer of such Borrower setting forth (A) sufficient information necessary to determine the amount of the lien under Section 302(f)(3), (B) the reason for the failure to make the required payments and (C) the action, if any, which such Borrower or any of its ERISA Affiliates proposed to take with respect thereto;

           (k) promptly and in any event within 10 days after receipt thereof by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by such Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by such Borrower or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;

           (l) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrowers, or compliance with the terms of any material loan or financing agreements as the Agent, at the request of any Bank, may reasonably request; and

           SECTION 5.02 Corporate Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except if such failure to preserve the same could not, in the aggregate, reasonably be expected to have a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrowers, taken as a whole.

           SECTION 5.03 Insurance. (a) Keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses; and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by any of the Borrowers, as the case may be, in such amounts (giving effect to self-insurance) and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (b) maintain such other insurance or self insurance as may be required by law.

           SECTION 5.04 Obligations and Taxes. Pay all its material obligations promptly and in accordance with their terms and pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become in default, as well as all material lawful claims for labor, materials and supplies or otherwise which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrowers shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Borrowers shall have set aside on their books adequate reserves therefor).

           SECTION 5.05 Notice of Event of Default, etc. Promptly after obtaining knowledge thereof give to the Agent notice in writing of any Event of Default or the occurrence of any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default.

           SECTION 5.06 Access to Books and Records. Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrowers; and provide the Banks and their representatives access to all such books and records during regular business hours, in order that the Banks may upon reasonable prior notice examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrowers to the Agent or the Banks pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice, permit the Banks and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrowers and to conduct examinations of and to monitor the Collateral held by the Agent.

           SECTION 5.07 Business Plan. By no later than December 15, 2000, deliver to the Banks a business plan for the fiscal year ended December 31, 2001 (the "Business Plan"), in form and substance reasonably satisfactory to the Agent and the Banks.

           SECTION 5.08 Appointment of Financial Consultant. In the event the Business Plan delivered pursuant to Section 5.08 is unacceptable to the Banks (in the exercise of their sole discretion), (A) retain (at the Borrowers' sole expense) a consultant reasonably acceptable to the Banks to review the Borrowers' Business Plan and recommend to the Borrowers and to the Banks such modifications to the Business Plan as the consultant reasonably concludes, after consultation with the Borrowers, are advisable and (B) upon reasonable notice cause such consultant to be available to the Agent and the Banks to discuss the Business Plan and the business operations, financial performance and condition of the Borrowers.

           SECTION 5.09 Best Efforts Regarding Sale/Leaseback Transaction. Use its commercially reasonable best efforts to enter into sale or sale/leaseback transactions with respect to the properties listed on Schedule 5.09.

           SECTION 5.10 Future Subsidiaries. Upon any Person becoming, after the closing date, a Subsidiary of Systemax, Systemax shall notify the Agent of such acquisition and, within 10 days following the consummation of such acquisition, such Person shall, if it is not a foreign Subsidiary, become a party to the Security Agreement and, if it desires, a Borrower, on terms in form and substance reasonably satisfactory to the Agent. In connection with such Security Agreement, such Person shall execute UCC-1 financing statements and other agreements reasonably requested by the Agent in order for the Agent to obtain a perfected first priority security interest in the collateral covered of such Person covered by the Security Agreement.

SECTION 6. NEGATIVE COVENANTS

           From the date hereof and for so long as any Loan shall be outstanding or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.02(b)) or any amount shall remain outstanding or unpaid under this Agreement, unless the Banks shall otherwise consent in writing, each Borrower will not:

           SECTION 6.01 Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrowers, now owned or hereafter acquired by any Borrower, other than (i) Permitted Liens; (ii) Liens existing on the Closing Date and listed on Schedule 3.06; (iii) Liens in favor of the Agent and the Banks; and (iv) purchase money Liens granted to secure payment of the Indebtedness permitted pursuant to Section 6.03(iv), provided that each such Lien covers only those assets acquired with the proceeds of such Indebtedness and the principal amount of such Indebtedness does not exceed the purchase price of the relevant capital asset.

           SECTION 6.02 Consolidations, Mergers and Sales of Assets. Consolidate with or merge into any another Person, or sell, lease, transfer or assign to any Persons or otherwise dispose of (whether in one transaction or a series of transactions) any portion of its assets (whether now owned or hereafter acquired), except (a) the sale, lease or transfer of assets (i) in the ordinary course of business which are promptly replaced with assets of at least equal value and utility, or (ii) as permitted in Section 6.08, or (b) permit another Person to merger into it, provided, that any Subsidiary of Systemax may liquidate or dissolve voluntarily into, and may merge with and into, Systemax or any other domestic Subsidiary of Systemax and the assets, stock or other equity interest of any Subsidiary of Systemax may be purchased or otherwise acquired by Systemax or any other domestic Subsidiary of Systemax.

           SECTION 6.03 Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness, except for (i) Indebtedness under the Loan Documents; (ii) Indebtedness incurred prior to the Closing Date and listed on Schedule 6.03; (iii) intercompany indebtedness between the Borrowers; (iv) Indebtedness arising from Investments among the Borrowers that are permitted hereunder; (v) Indebtedness owed to the Banks or any of their banking Affiliates in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; (vi) Indebtedness that is incurred to purchase an asset and is secured by the Liens referred to in Section 6.01(iv) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; (viii) Indebtedness constituting Investments permitted by Section 6.07; and (ix) Indebtedness incurred in connection with any interest rate cap agreement, interest rate collar agreement or similar arrangement with a Bank or other lender reasonably acceptable to the Agent.

           SECTION 6.04 Guarantees and Other Liabilities. Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person (except a Subsidiary), except (i) for any guaranty of Indebtedness permitted under Section 6.03, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (iii) for liabilities under leasehold interests that are assigned by any Borrower to the extent permitted by this Agreement.

           SECTION 6.05 Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock), or set apart any sum for the aforesaid purposes, provided that any Borrower may pay dividends to Systemax.

           SECTION 6.06 Transactions with Affiliates. Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than any other Borrower), other than in the ordinary course of business at prices and on terms and conditions (taken as a whole) not less favorable to such Borrower than could be obtained on an arm's-length basis from unrelated third parties.

           SECTION 6.07 Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other Person (all of the foregoing, "Investments"), except for (i) without limiting clause (vi), ownership by Systemax of the capital stock of each of the Subsidiaries listed on Schedule 3.05; (ii) Permitted Investments; (iii) advances and loans among the Borrowers in the ordinary course of business; (iv) Investments among Systemax, its Subsidiaries and joint ventures in an aggregate principal amount not to exceed $5,000,000 at any time; and (v) investments by Systemax in its Subsidiaries comprising the equity ownership and approved capitalization of such Subsidiaries, provided that notwithstanding anything to the contrary contained herein, no proceeds of any Loan shall be used to make any loans or advances to, or otherwise make investments in, any domestic Subsidiary of Systemax that is not a Borrower hereunder.

           SECTION 6.08 Disposition of Assets. Sell or otherwise dispose of any assets (including, without limitation, the capital stock of any Subsidiary) except for (i) sales of inventory, fixtures and equipment in the ordinary course of business, (ii) dispositions of worn out, surplus, obsolete or damaged equipment or other assets no longer used in production, (iii) sale of assets described on Schedule 5.09, (iv) transactions permitted pursuant to Section 6.02, and (v) sales or dispositions of assets other than in the ordinary course of business, provided that 100% of the Net Proceeds thereof are paid over to the Agent for application to the Loans. If no Default or Event of Default has occurred and is continuing, Systemax, during the 30 day period following receipt of any proceeds from the sale of any property or assets pursuant to clause (v) above shall notify the Agent of its good faith intention to use such proceeds for the purpose of purchasing, within 180 days, another asset or property to be used in its business. To the extent that Systemax does not send the notice referred to in the preceding sentence or does not purchase property useful in its business within such 180 day period, the relevant Net Proceeds shall be applied by the Agent as mandatory prepayment of the Loans pursuant to clause (v) above.

           SECTION 6.09 Nature of Business. Modify or alter in any material manner the nature and type of its business as conducted at or prior to the Closing Date or the manner in which such business is conducted.

SECTION 7. EVENTS OF DEFAULT

           SECTION 7.01 Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable period of grace if any (each, an "Event of Default"):

           (a) any material representation or warranty made by any Borrower in this Agreement or in any Loan Document or in connection with this Agreement or the credit extensions hereunder or any material statement or representation made in any report, financial statement, certificate or other document furnished by any Borrower to the Banks under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered; or

           (b) default shall be made in the payment of any (i) Letter of Credit Fees or other reimbursable costs and expenses when due, and such default shall continue unremedied for more than three (3) Business Days or (ii) principal or interest on the Loans (including, without limitation, reimbursement obligations or cash collateralization in respect of Letters of Credit), when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

           (c) default shall be made by any Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 6 hereof; or

           (d) default shall be made by any Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than ten (10) days; or

           (e) any Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other bankruptcy, insolvency, liquidation or similar law of any applicable jurisdiction, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any Borrower or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing; or

           (f) an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower, or of a substantial part of the property or assets of any Borrower, under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or similar Law of any applicable jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any Borrower or for a substantial part of the property of any Borrower or (iii) the winding-up or liquidation of any Borrower; and such proceeding or petition shall continue undismissed for 60 days of an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days; or

           (g) a Change of Control shall occur; or

           (h) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so assert in any pleading filed in any court; or

           (i) any judgment or debt for the payment of money in excess of $2,500,000 not covered by insurance shall be rendered against any Borrower and such judgment shall remain undischarged for a period of 30 days during which a stay of enforcement of such judgment shall not be in effect; or

           (j) any non-monetary judgment or order shall be rendered against any Borrower which does or would reasonably be expected to (i) cause a material adverse change in the financial condition, business, prospects, operations or assets of the Borrowers taken as a whole on a consolidated basis, (ii) have a material adverse effect on the ability of any of the Borrowers to perform their respective obligations under any Loan Document, or (iii) have a material adverse effect on the rights and remedies of the Agent or any Bank under any Loan Document, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

           (k) any Termination Event described in clauses (iii) or (iv) of the definition of such term shall have occurred and shall continue unremedied for more than 10 days and the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of the Plan in respect of which such Termination Event shall have occurred and be continuing and the Insufficiency of any and all other Plans with respect to which such a Termination Event (described in such clauses (iii) or (iv)) shall have occurred and then exist is equal to or greater than $5,000,000; or

           (l) (i) any Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $5,000,000 allocable to post-petition obligations or requires payments exceeding $500,000 per annum in excess of the annual payments made with respect to such Multiemployer Plans by such Borrower or such ERISA Affiliate for the plan year immediately preceding the plan year in which such notification is received; or

           (m) any Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $5,000,000; or

           (n) any Borrower or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA (other than the failure to make any contribution accrued and unpaid as of the Filing Date) and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $5,000,000; or

           (o) it shall be determined that any Borrower is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable environmental laws or regulations the payment of which will have a material adverse effect on the financial condition, business, properties, operations, assets or prospects of the Borrowers, taken as a whole, and the enforcement thereof shall not have been stayed;

then, and in every such event and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Banks, shall, by notice to Systemax take one or more of the following actions, at the same or different times (i) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans together with accrued interest thereon and any unpaid accrued Letter of Credit, other fees and expenses and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; (ii) require the Borrowers upon demand to forthwith deposit in the Letter of Credit Account cash in an amount which, together with any amounts then held in the Letter of Credit Account, is equal to the sum of 105% of the then Letter of Credit Outstandings (and to the extent the Borrowers shall fail to furnish such funds as demanded by the Agent, the Agent shall be authorized to debit the accounts of the Borrowers maintained with the Agent in such amount promptly after the giving of the notice referred to above); (iii) set-off amounts in the Letter of Credit Account or any other accounts maintained with the Agent and apply such amounts to the obligations of the Borrowers hereunder and in the other Loan Documents; and (iv) exercise any and all remedies under the Loan Documents and under applicable law available to the Agent and the Banks.

SECTION 8. THE AGENT

           SECTION 8.01 Administration by Agent. The general administration of the Loan Documents shall be by the Agent. Each Bank hereby irrevocably authorizes the Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents.

           SECTION 8.02 Payments. Any amounts received by the Agent in connection with this Agreement (other than amounts to which the Agent is entitled pursuant to Sections 8.06, 10.05 and 10.06), the application of which is not otherwise provided for in this Agreement shall be applied, first, in accordance with each Bank's percentage of the Maximum Revolving Loan Amount set forth in Section 2.01(b) to pay accrued but unpaid Letter of Credit Fees, and second, in accordance with each Bank's percentage of the Maximum Revolving Loan Amount set forth in Section 2.01(b) to pay accrued but unpaid interest and the principal balance outstanding and all unreimbursed Letter of Credit drawings. All amounts to be paid to a Bank by the Agent shall be credited to that Bank, after collection by the Agent, in immediately available funds either by wire transfer or deposit in that Bank's correspondent account with the Agent, as such Bank and the Agent shall from time to time agree.

           SECTION 8.03 Sharing of Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, including, but not limited to, other security or interest arising from, or in lieu of, such secured claim and received by such Bank under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of the Loans of any other Bank (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Bank a participation in the Loans of such other Bank, so that the aggregate unpaid principal amount of each Bank's Loans and its participation in Loans of the other Banks shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Banks share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside such purchase of participations shall be rescinded (without interest). The Borrowers expressly consent to the foregoing arrangements and agree that any Bank holding (or deemed to be holding) a participation in a Loan may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Bank as fully as if such Bank held a Note and was the original obligee thereon, in the amount of such participation.

           SECTION 8.04 Liability of Agent.

           (a) The Agent when acting on behalf of the Banks, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents, and employees, and neither the Agent nor its directors, officers, agents, employees or Affiliates shall be liable to the Banks or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Banks or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Agent and its respective directors, officers, agents, employees and Affiliates shall in no event be liable to the Banks or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Banks or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Agent, nor any of its respective directors, officers, employees, agents or Affiliates shall be responsible to any Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

           (b) Neither the Agent nor any of its respective directors, officers, employees, agents or Affiliates shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Bank or by the Borrowers of any of their respective obligations under this Agreement or any of the Loan Documents or in connection herewith or therewith.

           (c) The Agent, in its capacity as Agent hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by such person to be genuine or correct and to have been signed or sent by a person or persons believed by such person to be the proper person or persons, and such person shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by such person.

           SECTION 8.05 Reimbursement and Indemnification. Each Bank agrees (i) to reimburse (x) the Agent for such Bank's percentage of the Maximum Revolving Loan Amount set forth in Section 2.01(b), of any expenses and fees incurred for the benefit of the Banks under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrowers and (y) the Agent for such Bank's percentage of the Maximum Revolving Loan Amount set forth in Section 2.01(b), of any expenses of the Agent incurred for the benefit of the Banks that the Borrowers have agreed to reimburse pursuant to Section 9.05 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, agents or Affiliates, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrowers (except such as shall result from their respective gross negligence or willful misconduct).

           SECTION 8.06 Rights of Agent. It is understood and agreed that Chase shall have the same rights and powers hereunder (including the right to give such instructions) as the other Banks and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Borrower, as though it were not the Agent of the Banks under this Agreement.

           SECTION 8.07 Independent Banks. Each Bank acknowledges that it has decided to enter into this Agreement and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrowers and agrees that the Agent shall bear no responsibility therefor.

           SECTION 8.08 Notice of Transfer. The Agent may deem and treat a Bank party to this Agreement as the owner of such Bank's portion of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Bank shall have been received by the Agent.

           SECTION 8.09 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and Systemax. Upon any such resignation, the Banks shall have the right to appoint a successor Agent, which shall be reasonably satisfactory to Systemax. If no successor Agent shall have been so appointed by the Banks and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000, which shall be reasonably satisfactory to Systemax. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 9. MISCELLANEOUS

           SECTION 9.01 Notices. Notices and other communications provided for herein shall be in writing (including telegraphic, telex, facsimile or cable communication) and shall be mailed, telegraphed, telexed, transmitted, cabled or delivered to any Borrower at Systemax Inc., 22 Harbor Park Drive, Port Washington, New York 11050, Attention: Mr. Steven M. Goldschein, with a copy to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Attention: Theodore Lynn, Esq., and to a Bank or the Agent to it at its address set forth on the signature pages hereto, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail; or when delivered to the telegraph company, charges prepaid, if by telegram; or when receipt is acknowledged, if by any telegraphic communications or facsimile equipment of the sender; in each case addressed to such party as provided in this Section 9.01 or in accordance with the latest unrevoked written direction from such party; provided, however, that in the case of notices to the Agent notices pursuant to the preceding sentence with respect to change of address and pursuant to Section 2 shall be effective only when received by the Agent.

           SECTION 9.02 Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Banks and shall survive the making of the Loans herein contemplated regardless of any investigation made by any Bank or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid. All statements in any such certificate or other instrument shall constitute representations and warranties by each Borrower hereunder with respect to the Borrowers.

           SECTION 9.03 Successors and Assigns.

           (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Banks and their respective successors and assigns. No Borrower may assign or transfer any of their rights or obligations hereunder without the prior written consent of all of the Banks. Each Bank may sell participations to any Person (a "Participant") in all or part of any Loan, or all or part of its portion of the Maximum Revolving Loan Amount, in which event, without limiting the foregoing, the provisions of Section 2.13 shall inure to the benefit of such Participant (provided that such Participant shall look solely to the seller of such participation for such benefits and the Borrowers' liability, if any, under Sections 2.13 and 2.16 shall not be increased as a result of the sale of any such participation) and the pro rata treatment of payments, as described in Section 2.15, shall be determined as if such Bank had not sold such participation. In the event any Bank shall sell any participation, such Bank shall retain the sole right and responsibility to enforce the obligations of each Borrower relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement (provided that such Bank may grant its Participant the right to consent to such Bank's execution of amendments, modifications or waivers which (i) reduce any Letter of Credit fees payable hereunder to the Banks, (ii) reduce the amount of any scheduled principal payment on any Loan or reduce the principal amount of any Loan or the rate of interest payable hereunder or (iii) extend the maturity of the Borrowers' obligations hereunder). The sale of any such participation shall not alter the rights and obligations of the Bank selling such participation hereunder with respect to the Borrower. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.16 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Systemax's prior written consent.

           (b) Each Bank may assign to one or more Banks or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans at the time owing to it), provided, however, that (i) other than in the case of an assignment to a Person at least 50% owned by the assignor Bank, or by a common parent of both, or to another Bank, the Agent, the Fronting Bank and Systemax must give their respective prior written consent to such assignment, which consent will not be unreasonably withheld, provided that, if an Event of Default has occurred and is continuing, the consent or approval of Systemax shall not be required in connection with any sale by a Bank under this Section 9.03(b), (ii) the aggregate amount of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall, unless otherwise agreed to in writing by Systemax and the Agent, in no event be less than $5,000,000 or the remaining portion of such Bank's Loans, if less (or $1,000,000 in the case of an assignment between Banks) and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance with blanks appropriately completed, together with a processing and recordation fee of $3,500 (for which the Borrowers shall have no liability). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be within ten Business Days after the execution thereof (unless otherwise agreed to in writing by the Agent), (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) the Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

           (c) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Bank assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents; (ii) such Bank assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 3.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Bank assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms thereto, together with such powers as are reasonably incidental hereof; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Bank.

           (d) The Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Banks shall treat each Person the name of which is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

           (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and the assignee thereunder together with the fee payable in respect thereto, the Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled and consented to by the Agent and the Fronting Bank (to the extent such consent is required hereunder), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to Systemax (together with a copy thereof). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

           (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.03, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Bank by or on behalf of the Borrowers; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 9.04.

           SECTION 9.04 Confidentiality. Each Bank agrees to keep any information delivered or made available by the Borrowers to it confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Bank from disclosing such information (i) to any of its Affiliates or to any other Bank, provided such Affiliate agrees to keep such information confidential to the same extent required by the Banks hereunder, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as a result of a disclosure by the Agent or any Bank which is not permitted by this Agreement, (v) in connection with any litigation to which the Agent, any Bank, or their respective Affiliates may be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank's legal counsel and independent auditors, and (viii) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 9.03(f). Each Bank shall use reasonable efforts to notify Systemax of any required disclosure under clause (ii) of this Section.

           SECTION 9.05 Expenses. Whether or not the transactions hereby contemplated shall be consummated, the Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Agent and the Banks (including but not limited to the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, special counsel for the Agent, any other counsel that the Agent shall retain and any internal or third-party appraisers, consultants and auditors advising the Agent) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, the making of the Loans and the issuance of the Letters of Credit, the perfection of the Liens contemplated hereby, the reasonable and customary costs, fees and expenses internally allocated charges and expenses relating to the Agent's monthly and other periodic field audits, monitoring of assets (including reasonable and customary internal collateral monitoring fees) and publicity expenses, and all reasonable out-of-pocket expenses incurred by the Banks and the Agent in the enforcement or protection of the rights of any one or more of the Banks or the Agent in connection with this Agreement or the other Loan Documents, including but not limited to the reasonable fees and disbursements of any counsel for the Banks and the Agent. Such payments shall be made on demand upon delivery of a statement setting forth in reasonable detail such costs and expenses. The obligations of the Borrowers under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

           SECTION 9.06 Indemnity. Each of the Borrowers agrees to indemnify and hold harmless the Agent and the Banks and their directors, officers, employees, agents and Affiliates (each an "Indemnified Party") from and against any and all expenses, losses, claims, damages and liabilities incurred by such Indemnified Party arising out of claims made by any Person in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities to the extent that they are determined by the final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the Borrowers under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

           SECTION 9.07 CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

           SECTION 9.08 No Waiver. No failure on the part of the Agent or any of the Banks to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

           SECTION 9.09 Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

           SECTION 9.10 Amendments, etc. No modification, amendment or waiver of any provision of this Agreement or any of the other Loan Documents, and no consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the Banks, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any of the Borrowers shall entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 9.03(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Bank shall bind any Person subsequently acquiring an interest on the Loans held by such Bank. No amendment to this Agreement shall be effective against any of the Borrowers unless signed by such Borrower, as the case may be.

           SECTION 9.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

           SECTION 9.12 Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

           SECTION 9.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

           SECTION 9.14 Prior Agreements. This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any Borrower and any Bank or the Agent prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement.

           SECTION 9.15 Further Assurances. Whenever and so often as reasonably requested by the Agent or any Bank, each Borrower will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Agent and the Banks all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

           SECTION 9.16 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

[SIGNATURE PAGES FOLLOW]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWERS:

SYSTEMAX INC.
CONTINENTAL DYNAMICS CORP.
GLOBAL COMPUTER SUPPLIES INC.
MIDWEST MICRO CORP.
DARTEK CORP.
NEXEL INDUSTRIES INC.
TIGER DIRECT INC.

By: /s/ Steven M. Goldschein
            Title: CFO

THE CHASE MANHATTAN BANK,
  Individually and as Agent

By: /s/ Robert Addea
            Title:

395 North Service Road
Suite 302
Melville, New York 11747
Attn: Mr. Robert Addea,
          Vice President

THE BANK OF NEW YORK

By: /s/ Anita Schmidt
            Title:

1401 Franklin Avenue
Garden City, New York 11530
Attn: Ms. Anita Schmidt,
          Vice President

Exhibit A to the
Revolving Credit and
Guaranty Agreement

ASSIGNMENT AND ACCEPTANCE
Dated:                  ,

          Reference is made to the Revolving Credit Agreement, dated as of November 30, 2000 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), among SYSTEMAX INC. (“Systemax”) and the subsidiaries of Systemax named therein (collectively, the “Borrowers”), the Banks named therein and THE CHASE MANHATTAN BANK, as agent for the Banks (the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. This Assignment and Acceptance between the Assignor (as set forth on Schedule I hereto and made a part hereof) and the Assignee (as set forth on Schedule I hereto and made a part hereof) is dated as of the Effective Date (as set forth on Schedule I hereto and made a part hereof).

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) it) and to all the Assignor’s rights and obligations under the Credit Agreement in a principal amount as set forth on Schedule 1.

2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other of the Loan Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes Do representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or the performance or observance by the Borrower of any of its obligations under the Credit Agreement, any of The other Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) requests that the Agent evidence the Assigned Interest by recording the information contained on Schedule I in the Register which reflects the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance and that it is an Eligible Assignee; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents andinformation as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are. required to be performed by it as a Bank; (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement; and (vii) has supplied the information requested on the administrative questionnaire heretofore supplied by the Agent.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent, together with a processing and recordation fee of $3,500, for acceptance by it and recording by the Agent pursuant to Section 9.03 of the Credit Agreement, effective as of the Effective Date (which Effective Date shall, unless otherwise agreed to by the Agent, be within ten Business Days after the execution of this Assignment and Acceptance).

5. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by the Agent or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement provided that Assignor hereby represents and warrants that the restrictions set forth in Section 10.03 of the Credit Agreement pertaining to the minimum amount of assignments have been satisfied.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York,

           IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on Schedule I hereto.

Schedule I to Assignment and Acceptance Respecting the Revolving Credit Agreement, dated as of November 30, 2000, among Systemax Inc. and the Subsidiaries of Systemax named therein, the Banks named therein’, and The Chase Manhattan Bank, as Agent

Legal Name of Assignor:

Legal Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned $______________	Percentage Assigned (to at least 8 decimals). shown as a percentage of aggregate principal amount of all Banks ___________________%

CONSENTED TO AND ACCEPTED: THE CHASE MANHATTAN BANK, as Agent By Name: Title: , as Fronting Bank By Name: Title: SYSTEMAX INC. By Name: Title:	, as Assignor By Name: Title: , as Assignee By Name: Title:

Schedule 3.04 to Revolving Credit and Guaranty Agreement

          Since December 31, 1999 there has been a material adverse change in the financial condition of the Borrowers, Reference is made to Systemax’s quarterly report on Form 1OQ for the quarterly ended September 30, 2000 and Systemax’s amended quarterly reports on Form 10-Q/A for the quarterly periods ended March 31, 2000 and June 30, 2000 as filed with the Securities and Exchange Commission.

Schedule 3.05 to Revolving Credit And Guaranty Agreement

Subsidiaries to Systemax Inc. (Delaware)

Domestic
Global Computer Supplies Inc. (NY)
Continental Dynamics Corp (NY)
Dartek Corp. (DEL)
Nexel Industries Inc (NY)
Papier Catalogues Inc (NY)
Catalog Data Systems Inc (NY)
BTSA INC (NY)
Millennium Falcon Corp (DEL)
Tiger Direct Inc (DEL)
Tek Serv Corp (DEL)
Midwest Micro Corp (DEL)
ZAC Corp (DEL)
Systemax Retail Sales Inc. (DEL)

International
Misco, Germany Inc. (NY)
Misco Italy Computer Supplies SPA (ITALY)
HCS Global SA (FRANCE)
Systemax Europe Ltd. (UK)
SN Option PC Sarl (France)
Misco Computer Supplies LTD (UK)
Global Directmail BV (Netherlands)
Simply Computers Ltd. (UK)
Dabus Dataprodukter AB (SWEDEN)

Schedule 3.06 To Revolving Credit And Guaranty Agreement

Liens Existing on the Closing Date

Secured Party
Ingram Micro, Inc.

Hewlett-Packard Company

Grava & Associates
d/b/a Direct Source

Lucent Technologies

Pitney Bowes
Credit Corporation

Star Bank

Tech Data Corporation

Pitney Bowes Credit Corp.	Debtor Tiger Direct Inc. Tiger Direct Inc. Tiger Direct Inc. Tiger Direct Inc. Tiger Direct Inc. Midwest Micro Corp. Tiger Direct Inc. Misco America	Collateral
Specific Inventory and Proceeds

Specific Inventory and Proceeds

Specific Inventory and Proceeds

Specific Inventory and Proceeds

Specific Inventory and Proceeds

Specific Inventory and Proceeds

Specific Inventory and Proceeds

Specific Inventory and Proceeds

Schedule 3. 10 to Revolving Credit And Guaranty Agreement

Material Litigation

None

Schedule 5.01 to Revolving Credit and Guaranty Agreement

SYSTEMAX INC.
CONTINENTAL DYNAMICS CORP.
GLOBAL COMPUTER SUPPLIES INC.
MIDWEST MICRO CORP.
TIGER DIRECT INC.

Schedule 5.10 to Revolving Credit and Guaranty Agreement

           Office and warehouse facility located in Suwanee, Georgia owned by Continental Dynamics Corp.

Schedule 6.03 to the Revolving Credit and Guaranty Agreement

Indebtedness

1.	Systemax Inc. guaranty of indebtedness of Systemax Europe Limited to Barclays Bank PLC under fifteen million pounds Sterling loan facility

2.	IBM Inventory Financing Facility

3.	Oracle Software Finance Agreement

4.	Deutsche Financial Agreement for Wholesale Financing, together with the related letter of credit